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                                                                    EXHIBIT 10.2


                        AGREEMENT CONCERNING TERMINATION
                         OF EMPLOYMENT OF LOIS CRANDELL


The following sets forth the terms and conditions of the agreement (the "Agreement") regarding the end of Lois Crandell's ("Ms. Crandell") employment in the positions of Chief Executive Officer and President of Genetronics Biomedical Ltd. and Genetronics, Inc. (collectively, the "Company") effective as of September 7, 1999. Pursuant to Section 18 herein, the Agreement shall become effective on the eighth day after this Agreement is executed by Ms. Crandell (the "Effective Date"). Lois Crandell and the Company hereby agree as follows:

1. TERMINATION OF EMPLOYMENT AGREEMENT. Except for Section 5 of the employment agreement between Ms. Crandell and the Company dated January 9, 1995, as amended from time to time (the "Employment Agreement"), a copy of which is attached hereto as Exhibit A, the Employment Agreement is hereby superseded by this Agreement and is null and void and of no further force or effect. For the sake of clarity, Ms. Crandell expressly acknowledges that Section 5 of the Employment Agreement contains confidentiality and non-disclosure provisions therein to which she remains, and shall remain, bound as set forth therein.

2. EMPLOYMENT. Ms. Crandell's employment as Chief Executive Officer and President and all other employment positions Ms. Crandell may have held with the Company were terminated effective as of September 7, 1999 (the "Separation Date").

3. SEVERANCE PAY. The Company agrees to make severance payments to Ms. Crandell in the form of: (a) continuation of her base salary in effect on the Separation Date for a period of twelve (12) months from the Separation Date (the "Severance Period") and (b) "(b) a grant of an option to purchase 26,700 shares of the common stock of the Company ("New Option") at a price per share equal to ten percent (10%) more than the fair market value of the Company's common stock on the date that is the last trading day before the date of grant. The term of the New Options shall be five years from the date of grant. The New Options will vest on September 6,2000, which is the last day of the Severance Period, and will be exerciseable for the duration of the term of the New Options. However, in the event the Company is acquired by, or merged with, another entity prior to the vesting of the New Options, the New Options will vest upon the completion of the merger or acquisition. The New Options shall be governed pursuant to the terms and conditions of the Genetronics Biomedical, Ltd. 1997 Stock Option Plan, as amended.The twelve months of severance payments will be paid on the Company's ordinary payroll dates and will be subject to standard payroll deductions and withholdings.



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4.      STOCK OPTIONS. The stock options listed in Exhibit B to this Agreement
        ("Existing Options") shall be fully vested as of the Effective Date of this Agreement, and changed from ISO to non-qualifying options. Other than as provided in this Section 4, you acknowledge that your Existing Options will continue to be governed by the terms and conditions of the Genetronics Biomedical, Ltd. Stock Option Plan under which each Existing Option was granted.

5. ACCRUED SALARY AND VACATION. Ms. Crandell agrees and acknowledges that the Company has paid her all accrued salary, and all accrued and unused vacation benefits earned through the Separation Date, if any, subject to standard payroll deductions, withholding taxes and other obligations.

6. INSURANCE BENEFITS. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's current group health insurance policies, Ms. Crandell will be eligible to continue her health insurance benefits. Later, Ms. Crandell may be able to convert to an individual policy through the provider of the Company's health insurance, if she wishes. Ms. Crandell will be provided with a separate notice of her COBRA rights. In the event that Ms. Crandell elects continued coverage under COBRA, the Company will pay her COBRA health insurance premiums (Company and employee contributions) for 12 (twelve) months from the Separation Date. Thereafter, Ms. Crandell shall be solely responsible for the payment of the premium for such benefits to the Company's health insurance provider, if Ms. Crandell desires to continue such benefits.

7. LIFE INSURANCE. The Company agrees that it will maintain a life insurance policy on Ms. Crandell's life for her and her estate's benefit, the terms of which shall be substantially similar to terms of the personal policy maintained by the Company for her benefit prior to the Separation Date, for a period of twelve (12) months after the Separation Date.

8. COMPANY EQUIPMENT. The Company agrees that, as part of this Agreement and in consideration thereof, Ms. Crandell may keep for her own personal use any Company computer, cellular telephone and facsimile machine currently in her possession.

9. AUTOMOBILE. The Company agrees that, as part of this Agreement and in consideration thereof, it will continue to pay for the lease payments (approximate value of Fifteen Thousand Dollars ($15,000)) on the automobile that was obtained for Ms. Crandell as an officer of the Company for the duration of the existing lease period.

10. 401(k). The Company agrees that, as part of this Agreement and in consideration thereof, the Company will purchase for Ms. Crandell the same number of shares of common stock of the Company that she would have received through the Company's 401(k) plan had she remained an employee through September 7, 2000. Such stock shall be purchased for her quarterly as it is for employees who participate in the Company's 401(K) plan.



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11.     OTHER COMPENSATION AND BENEFITS. Except as expressly provided herein,
        Ms. Crandell acknowledges and agrees that she is not entitled to and will not receive any additional employment-related compensation, severance, stock options, stock or benefits from the Company after the Separation Date. 12. NON-DISCLOSURE OF THE TERMS OF THIS AGREEMENT. The provisions of this Agreement shall be held in strictest confidence by Ms. Crandell and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Ms. Crandell may disclose this Agreement, in confidence, to her immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors;
        (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

13. NON-DISPARAGEMENT. The parties agree that neither they, nor their officers, directors or employees will make any disparaging statements about each other. However, in the interest of implementing open discussion and disclosure among Board members, the parties agree that this provision does not apply to statements made by the above individuals in their capacity as directors to other directors of the Company.

14. NON-SOLICITATION. Ms. Crandell agrees that for a period of one (1) year from the Separation Date she will not hire or take away or cause to be hired or taken away any employee of the Company for the purpose of employment in any business or endeavor. She further agrees, without prejudice to any and all other rights of the Company, that in the event of her violation or attempted violation of the covenants contained in this agreement, an injunction or other like remedy shall be the only effective method to protect the Company's and its affiliates' rights and property, and that an interim injunction may be granted immediately on the commencement of any suit.

15. RETURN OF PROPERTY. Except as otherwise provided herein, upon the Effective Date, Ms. Crandell agrees to return to the Company all Company documents (and all copies thereof) and other Company property in her possession or her control as an employee, including, but not limited to, Company files, business plans, notes, samples, sales notebooks, drawings, specifications, calculations, sequences, data, computer-recorded information, tangible property, including, but not limited to, software, credit cards, business cards, entry cards, keys and any other materials of any nature pertaining to her work with the Company as an employee, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any proprietary or confidential material of the Company, which is in her possession by nature of her employment relationship with the Company. In the event no property is returned, Ms. Crandell will be deemed to have agreed and acknowledged that she has no Company documents of substantive value in her possession, other than those documents in her possession for reasonable use as a consultant or documents she received as a former director.



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16.     TAX CONSEQUENCES. The Company makes no representations or warranties with respect to the tax consequences of any payments to Ms. Crandell under the terms of this Agreement. Ms. Crandell agrees and understands that she is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Ms. Crandell further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of her failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys' fees.

17. RELEASE OF CLAIMS AGAINST THE COMPANY. In consideration of the foregoing, Ms. Crandell hereby releases, acquits, and forever discharges the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, partners, successors, assigns, affiliates, customers, and clients of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, acts or conduct at any time prior to the Separation Date, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with the Company's employment of Ms. Crandell, the termination of that employment, the Company's performance of its obligations as her former employer, and any claims arising from the Employment Agreement or her offer letter; claims or demands related to salary, bonuses, commissions, stock, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the California Fair Employment and Housing Act, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans With Disabilities Act; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. Notwithstanding the above, Ms. Crandell is not hereby releasing any claims Ms. Crandell may have (i) under this Agreement;
        (ii) for indemnification pursuant to and in accordance with the applicable statutes, the applicable terms of the charters, articles of incorporation or bylaws of the Company, any insurance policies maintained by the Company which afford coverage to Ms. Crandell; (iii) for rights or claims Ms. Crandell may have pursuant to any applicable stock option plans or stock option agreements Ms. Crandell may have with the Company; and (iv) for any criminal, grossly negligent or fraudulent conduct on the part of the Company, other than by her own conduct, which creates liability on the part of Ms. Crandell. For the sake of clarity, Ms. Crandell expressly agrees that the provisions of this Section 17, including part (iv) herein, shall not be interpreted to permit Ms. Crandell to make a claim against the Company that is related to termination of her employment with the Company or the Company's performance of its obligations as her former employer,



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        any claims arising from the Employment Agreement, or any form of compensation she received as an employee.

18. ADEA WAIVER. Ms. Crandell further acknowledges that she is knowingly and voluntarily waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 ("ADEA"). She also acknowledges that the consideration given for the waiver and release in the preceding paragraphs hereof is in addition to anything of value to which she was already entitled. Since Ms. Crandell is more than forty (40) years of age when this release is signed, she hereby provides the further acknowledgment that she is advised by this writing, as required by the Older Workers Benefit Protection Act, that: (a) her waiver and release do not apply to any rights or claims that may arise after the Effective Date of this release; (b) she has the right to consult with an attorney prior to executing this release (although she may voluntarily choose not to do so); (c) she may have at least twenty-one (21) days to consider this Agreement (although she may by her own choice execute this release earlier); (d) she has seven (7) days following the execution of this release to revoke this release; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, therefore making the effective date the eighth day after this release is signed by Ms. Crandell (the "Effective Date").

19. RELEASE OF CLAIMS AGAINST MS. CRANDELL. In consideration of the foregoing, the Company, for and on behalf of itself, its directors, officers, shareholders, successors and assigns hereby releases, acquits and forever discharges Ms. Crandell and her assigns, transferees, successors, heirs, agents and attorneys from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, acts or conduct of Ms. Crandell within the course and scope of her obligations and duties as an employee or officer of the Company at any time prior to the Separation Date, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with the Company's employment of Ms. Crandell, the termination of that employment, her performance of her obligations and duties as an employee, officer, and director of the Company, or arising out of any agreement between Ms. Crandell and the Company, with the exception of any claim arising out of (i) her obligations under this Agreement; (ii) her obligations arising out of Section 5 of the Employment Agreement or any other obligations relating to the proprietary information of the Company; and (iii) any criminal, grossly negligent, or fraudulent conduct by her which creates liability on the part of the Company.



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20.     SECTION 1542 WAIVER. In providing the releases set forth in Paragraphs
        16 and 18 above, the parties agree that the releases include claims which may be unknown to the parties at present. The parties hereby acknowledge that they have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

                      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE
               CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

21. LEGAL ADVICE. The parties acknowledge that they have been given the opportunity to seek the advice of independent legal counsel with respect to this Agreement and they have been provided with sufficient time to obtain such legal advice.

22. CONSULTING AGREEMENT. Ms. Crandell agrees to provide consulting services to the Company as set forth in a separate consulting agreement.

23. NO OTHER AGREEMENTS. The parties acknowledge and represent to each other that this Agreement is signed without reliance upon any promises, representations or warranties whatsoever, whether expressed or implied, which are not contained herein in writing concerning the matters herein set forth.

24. ENTIRE AGREEMENT. This Agreement constitutes the complete, final and exclusive embodiment of the entire Agreement between the parties with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by Ms. Crandell and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by her or its respective attorneys, and signed the same of her or its free will.

25. APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

26. SECTION HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

27. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.



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28.     ACKNOWLEDGMENT. By executing this Agreement, each signatory acknowledges that it or she has read and understands this Agreement and release and further acknowledges that it or she has had the opportunity to review it with an attorney. Each signatory further acknowledges that it or she is executing this Agreement and release voluntarily and with full knowledge of its terms and provisions and of legal rights and regard thereto.

        IN WITNESS WHEREOF, the parties have duly authorized and caused this Agreement to be executed as follows:

Dated this 6th day of December, 1999.      Dated this 6th day of December,1999.

                                           GENETRONICS BIOMEDICAL, LTD.

/s/ Lois J. Crandell                       BY: /s/ Martin Nash
-------------------------------------          --------------------------------
LOIS J. CRANDELL                           ITS: PRESIDENT AND CEO



Dated this 6th day of December, 1999.

GENETRONICS, INC.


BY: MARTIN NASH
    --------------------------------
ITS: PRESIDENT AND CEO


Attachments:
Exhibit A: Employment Agreement
Exhibit B: Schedule of Outstanding Stock Options



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                                    EXHIBIT A

                              EMPLOYMENT AGREEMENT


Filed as an exhibit to Registrant's Form 20-F for the period ended February 28, 1998


                                    EXHIBIT B

                      SCHEDULE OF OUTSTANDING STOCK OPTIONS


--------------------------------------------------------------------------------------------
DATE OF           PLAN            NUMBER          PRICE PER       VESTING         EXPIRATION
GRANT                             OF              SHARE
                                  OPTIONS         (US$)
--------------------------------------------------------------------------------------------
01-14-97          1995             40,000         2.81            100%            01-13-02
--------------------------------------------------------------------------------------------
01-27-97          1995             60,000         3.06            100%            01-26-02
--------------------------------------------------------------------------------------------
07-25-97          1997             40,000         3.21            100%            07-24-02
--------------------------------------------------------------------------------------------
07-08-98          1997             43,125         2.48            100%            07-07-03
--------------------------------------------------------------------------------------------
10-20-98          1997            100,000         2.95            25% *           10-19-03
--------------------------------------------------------------------------------------------


* 100% TO BE VESTED AS OF EFFECTIVE DATE OF THIS AGREEMENT.




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